INVESCO LTD. 2016 GLOBAL EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT – UCITS STAFF TIME VESTING WITH PAYMENT DEFERRAL
Non-transferable

Invesco Ltd. (“Company”)

hereby awards to

[Participant Name]
(“Participant” or “you”)

[Number of Shares Granted]
Restricted Stock Units

as of [Grant Date] (“Grant Date”)

Subject to the conditions of (i) the Invesco Ltd. 2016 Global Equity Incentive Plan as in effect from time to time (“Plan”), (ii) any Remuneration Policy of Invesco Ltd. or its Affiliates as in effect from time to time to the extent such policy is applicable to you (the “Remuneration Policy”), and (iii) this Award Agreement (including any applicable addendum), the Company hereby grants to you the number of Restricted Stock Units set forth above, which shall become vested and non-forfeitable in four (4) equal installments on each anniversary of the Grant Date, subject to the terms and conditions of this Award Agreement and applicable law.

This Award shall be effective as of the Grant Date set forth above. By accepting this Award Agreement, you acknowledge that you have received a copy of the Plan’s prospectus, that you have read and understood the following Terms and Conditions, which are incorporated herein by reference, and that you agree to the following Terms and Conditions and the terms of the Plan, the Remuneration Policy and this Award Agreement. If you fail to accept this Award Agreement within sixty (60) days after the Grant Date set forth above, the Company may determine that this Award has been forfeited.

ACCEPTED AND AGREED TO by you as of the Grant Date set forth above.

Participant:

____________________________________
                            Signature

Continued on the following page

ATL01/12108087v2

TERMS AND CONDITIONS – Restricted Stock Units (UCITS Staff) – Time Vesting
1. Plan Controls; Restricted Stock Units. In consideration of this Award, you hereby promise to honor and to be bound by the Plan, the Remuneration Policy and this Award Agreement, including the following terms and conditions, which serve as the agreed basis for your Award. The terms contained in the Plan and the Remuneration Policy are incorporated into and made a part of this Award Agreement, and this Award Agreement shall be governed by and construed in accordance with the Plan, and, if applicable, the Remuneration Policy. In the event of any actual or alleged conflict between the provisions of any of the Plan, the Remuneration Policy, if applicable, and this Award Agreement, (i) the provisions of the Remuneration Policy, if applicable, shall control and, to the extent of any conflict, be deemed to amend the Plan and the Award Agreement, and (ii) the provisions of the Plan shall control and, to the extent of any conflict, be deemed to amend the Award Agreement. The “Restricted Stock Units” (or “RSUs”) represent a contractual obligation of the Company to deliver the number of Shares specified on page 1 hereof that are issued to you pursuant to the terms of Section 10 of the Plan, subject to forfeiture as set forth below and the performance adjustment as set forth in Paragraph 17 hereof, and the additional terms and restrictions hereunder. Unless the context otherwise requires, and solely for purposes of these Terms and Conditions, the term “Company” means Invesco Ltd., its Affiliates and their respective successors and assigns, as applicable and “Employer” means the Company or Affiliate that employs you. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan.
2. Restrictions. RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon your Termination of Service for any reason other than as set forth in paragraphs (b) – (e) of Paragraph 3 hereof, you shall forfeit all of your right, title and interest in and to any unvested RSUs as of the date of your Termination of Service, except as determined by the Committee pursuant to Paragraph 3.1 hereof.
3. Vesting. The RSUs will vest and become nonforfeitable upon the earliest to occur of the following, subject to any performance adjustment as set forth in Paragraph 17 hereof (the “Vesting Date”):

(a)	in the event that you have not experienced a Termination of Service before such respective Vesting Dates, as of the dates specified on page 1 hereof; or

(b)	in the event of your Termination of Service due to death or Disability, as of the date of your Termination of Service; or

(c)
in the event of your involuntary Termination of Service, other than for Cause or unsatisfactory performance, as of the normal Vesting Dates referenced on page 1 hereof; provided, however, that (i) your involuntary Termination of Service is approved in the sole discretion of the Head of Human Resources; (ii) you sign a severance agreement in the form stipulated by the Company or your Employer, within 60 days after your Termination of Service or such other time as the Company or your Employer may determine; and (iii) the severance agreement has become irrevocable; or

(d)
in the event of a Change in Control and this Award Agreement is not assumed, converted or replaced in connection with the transaction that constitutes the Change in Control, as of the date of such Change in Control; or

(e)
in the event of your Termination of Service during the 24-month period following a Change in Control either (i) by your Employer other than for Cause or unsatisfactory performance, or (ii) by you for Good Reason, as of the normal Vesting Dates referenced on page 1 hereof.

Upon the expiration or termination of an applicable restriction set forth in this Paragraph 3, unrestricted Shares will be delivered to you in accordance with Paragraph 3.2 hereof, on the normal vesting dates referenced on page 1 hereof.

3.1    Discretionary Vesting. If any or all of your RSUs would be forfeited upon your voluntary Termination of Service, you may appeal the forfeiture pursuant to the procedures established by the Committee, and the Committee, in its sole discretion, may vest some or all of such RSUs to the extent permitted under the applicable guidelines adopted by the Committee.
3.2    Conversion and Payment.
(a) Payment Date. Upon vesting, the vested portion of the RSUs will be settled as follows (in each of the below cases, a “Payment Date”):
(i) in the event that you have not experienced a Termination of Service, then payment will occur as of August 31 following the Vesting Date;
(ii) in the event of a Termination of Service due to death or Disability, then payment will occur as soon as practicable after the date of your Termination of Service;
(iii) in the event of your involuntary Termination of Service as specified in Paragraph 3(c), then payment will occur as of August 31 following each respective Vesting Date;
(iv) in the event of a Change in Control as specified in Paragraph 3(d), then payment will occur as soon as practicable after the Change in Control; or
(v) in the event of a Change in Control as specified in Paragraph 3(e), then payment will occur as of August 31 following the normal Vesting Dates referenced on page 1 hereof.
(b) Payment. The vested RSUs will be converted into an equal number of Shares and will be delivered as soon as practicable after the Payment Date, but not later than March 15 of the year following the year in which the Vesting Date occurs if you are subject to U.S. federal income tax on such Shares. Notwithstanding anything in these Terms and Conditions or the Plan to the contrary, the Company may, in its sole discretion, settle the RSUs in the form of a cash payment to the extent settlement in Shares is prohibited under local law, rules and regulations, or would require the Company, the Employer and/or you to secure any legal or regulatory approvals, complete any legal or regulatory filings, or is administratively burdensome. In addition, the Company may require you to sell any Shares acquired under the Plan at such times as may be required to comply with any local legal or regulatory requirements (in which case, you hereby expressly authorize the Company to issue sales instructions on your behalf).
4. No Shareholder Rights; Payment in Lieu of Dividends. You shall have none of the rights of a shareholder of the Company with respect to the RSUs. Dividend equivalents shall accrue at the same rate as cash dividends paid on the Shares and applied to the number of

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Shares that vest.  Such dividend equivalents shall be paid to you in cash as of the Payment Date, or as soon as administratively practicable thereafter, but, if you are subject to U.S. federal income tax on such dividends, not later than March 15 of the year following the year in which the Vesting Date occurs.  No dividends will be paid with respect to RSUs that are forfeited for any reason.
5. Notice Period Requirement. During your employment with the Employer, you and, in the absence of Cause, the Employer shall be required to give to the other advance written notice of the intent to terminate your employment relationship as reflected in your Employment Agreement (the “Notice Period”). Your employment with the Employer shall not terminate until the expiration of the Notice Period, provided, however, the Employer shall have the right, in its sole discretion, to relieve you of any or all of your duties and responsibilities by placing you on paid administrative leave during the Notice Period and shall not be required to provide you with work or access to the Employer's offices during such leave. You shall be entitled to continue to receive your salary and certain other employee benefits for the entire Notice Period, regardless of whether the Employer exercises its right to place you on paid administrative leave. You are prohibited from working in any capacity for yourself or any other business during the Notice Period without the prior written consent of the Company. Notwithstanding the foregoing, at any time during your employment relationship the Employer may, effective immediately and without the benefit of the Notice Period, terminate the employment relationship for Cause. The date on which your employment terminates shall be your “Termination Date” for purposes of this Award Agreement.
6. Employment Matters. You agree that this Award Agreement is entered into and is reasonably necessary to protect the Company’s investment in your advancement opportunity, training and development and to protect the goodwill and other legitimate business interests of the Company. You also agree that, in consideration of the confidential information, trade secrets and training and development provided to you, you will abide by the restrictions set forth in this Paragraph 6, and you further agree and acknowledge that the restrictions set forth in this Paragraph 6 are reasonably necessary to protect the confidential and trade secret information provided to you.
6.1 Nondisclosure. You agree that, in the event of your Termination of Service for any reason, whether during or following the period when the RSUs are subject to vesting restrictions (the “Restriction Period”), you shall not directly or indirectly use for yourself or any other business or disclose to any person any Confidential Information (as defined below) without the prior written consent of the Company during the period that it remains confidential and nonpublic or a trade secret under applicable law. “Confidential Information” means all non-public information (whether a trade secret or not and whether proprietary or not) relating to the Company’s business and its customers that the Company either treats as confidential or is of value to the Company or is important to the Company’s business and operations, including but not limited to the following specific items: trade secrets (as defined by applicable law); actual or prospective customers and customer lists; marketing strategies; sales; actual and prospective pricing; products; know-how; research and development; intellectual property; information systems and software; business plans and projections; negotiations and contracts; financial or cost data; employment, compensation and personnel information; and any other non-public business information regarding the Company and the Company’s Affiliates. In addition, trade secrets will be entitled to all of the protections and benefits available under applicable law.
6.2 Nonrecruitment; Nonsolicitation. You agree that during your employment with your Employer and until six (6) months following your Termination Date, in the event of your Termination of Service for any reason, whether during or following the Restriction Period, (the “Covenant Period”), you shall not directly or indirectly, individually or in concert with any other person or entity (i) recruit, induce or attempt to recruit or induce any employee of the Company or any of its Affiliates with whom you worked or otherwise had Material Contact (as defined below) during your employment to leave the employ of the Company or otherwise lessen that party’s affiliation with the Company, or (ii) solicit, divert, take away or attempt to solicit, divert or take away any then-current or proposed client or customer of the Company with whom you had Material Contact during your employment for purposes of offering, providing or selling investment management products or services offered by the Company at the date of your Termination of Service that were offered, provided and/or sold by you on the Company’s behalf. For purposes of this provision, you had “Material Contact” with an employee if (i) you had a supervisory relationship with the employee or (ii) you worked or communicated with the employee on a regular basis; and you had “Material Contact” with a current or proposed client or customer if (i) you had business dealings with the current or proposed client or customer on behalf of the Company or (ii) you supervised or coordinated the dealings between the Company and the current or proposed client or customer.
6.3 Enforceability of Covenants. You acknowledge that the Company has a current and future expectation of business from the current and proposed customers of the Company. You acknowledge that the term and scope of the covenants set forth herein are reasonable, and you agree that you will not, in any proceeding, assert the unreasonableness of the premises, consideration or scope of the covenants set forth herein. You and the Company agree that if any portion of the foregoing covenants is deemed to be unenforceable because any of the restrictions contained in this Award Agreement are deemed too broad, the court shall be authorized to provide partial enforcement of such covenants, substitute an enforceable term or otherwise modify the Award Agreement in a manner that will enable the enforcement of the covenants to the maximum extent possible under applicable law. You agree that any breach of these covenants will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief without the necessity of posting any bond. You also agree that you shall be responsible for all damages incurred by the Company due to any breach of the restrictive covenants contained in this Award Agreement and that the Company shall be entitled to have you pay all costs and attorneys’ fees incurred by the Company in enforcing the restrictive covenants in this Award Agreement.
7. Relationship to Other Agreements. Subject to the limitations set forth below, in the event of any actual or alleged conflict between the provisions of this Award Agreement and (i) any other agreement regarding your employment with the Employer (“Employment Agreement”), or (ii) any prior agreement or certificate governing any award of any equity or fund award (the documents described in clauses (i) and (ii) hereof being collectively referred to as the “Other Agreements”), the provisions of this Award Agreement shall control

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and, to the extent of any conflict, be deemed to amend such Other Agreement. Notwithstanding the foregoing, in the event that the Notice Period referred to in Paragraph 5 or the Nondisclosure Period or Covenant Period referred to in Paragraph 6 of this Award Agreement is shorter in duration than that provided in an Employment Agreement, the Notice Period, Nondisclosure Period or Covenant Period (as applicable) set forth in the Employment Agreement shall apply.
8. Employee Data Privacy. Pursuant to applicable personal data protection laws, the Company hereby notifies you of the following in relation to your personal data and the collection, use, processing and transfer (collectively, the “Use”) of such data in relation to the Company’s grant of the RSUs and your participation in the Plan. The Use of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan. Your denial and/or objection to the Use of personal data may affect your participation in the Plan. As such, you voluntarily acknowledge, consent and agree (where required by applicable law) to the Use of personal data as described in this Paragraph 8.
The Company and the Employer hold certain personal information about you, which may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, job title, any Shares held by you, details of all RSUs or any other entitlement to Shares awarded in your favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from the Company, Affiliates or third parties, and the Company or the Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such data are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.
The Company and the Employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. You hereby authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.
You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a)

obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting your Employer’s human resources manager or Invesco, Ltd., Manager, Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309.
9. Income Taxes and Social Insurance Contribution Withholding. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the settlement of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends and dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
If your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a portion of the Shares otherwise issuable upon vesting of the RSUs that have an aggregate Fair Market Value on the vesting date sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the grant of the RSUs and the issuance of Shares hereunder. Alternatively (or in combination), the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your regular salary or other amounts payable to you, with no withholding of Shares, or may require you to submit payment equivalent to the minimum Tax-Related Items required to be withheld with respect to the Shares by means of certified check, cashier’s check or wire transfer. By accepting the RSUs, you expressly consent to the methods of withholding as provided hereunder. All other Tax-Related Items related to the RSUs and any Shares delivered in payment thereof shall be your sole responsibility.
To the extent the Company or the Employer pays any Tax-Related Items that are your responsibility (“Advanced Tax Payments”), the Company or the Employer shall be entitled to recover such Advanced Tax Payments from you in any and all manner that the Company determines appropriate in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to you by the Company or the Employer (including regular salary/

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wages, bonuses, incentive payments and Shares acquired by you pursuant to any equity compensation plan that are otherwise held by the Company for your benefit).
10. Code Section 409A. Notwithstanding the terms of this Award Agreement, if you are subject to U.S. federal income tax on any amounts payable hereunder and if any such amounts, including amounts payable pursuant to Paragraph 5 of this Award Agreement, constitute nonqualified deferred compensation under Section 409A of the Code, those amounts shall be subject to the provisions of Section 13(g) of the Plan (as if the amounts were Awards under the Plan, to the extent applicable).
11. Notice. Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Invesco Ltd., Manager, Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309, or to any other address designated by the Company in a written notice to you. Notices to you will be directed to your address then currently on file with the Company, or to any other address given by you in a written notice to the Company.

12. Repatriation; Compliance with Laws. As a condition to the grant of these RSUs, you agree to repatriate all amounts attributable to the RSUs in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, the Employer and the Company’s local Affiliates, as may be required to allow the Company, the Employer and the Company’s local Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

13. Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time as provided under the Plan. The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive RSUs or other awards or benefits in lieu of RSUs in the future. Future awards, if any, will be at the sole discretion of the Committee, including, but not limited to, the form and timing of an award, the number of Shares subject to an award and the vesting provisions.

14. Termination Indemnities. The value of the RSUs is an extraordinary item of compensation outside the scope of your employment. As such, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments to which you may be otherwise entitled.

15. Compliance with Age Discrimination Rules. For purposes of this Award Agreement, if you are a local national of and employed in a country that is a member of the European Union, the grant of the RSUs and the terms and conditions governing the RSUs are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the RSUs or this Award Agreement or the Plan is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

16. Use of English Language. You acknowledge and agree that it is your express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted with respect to the RSUs be drawn up in English. If you have received this Award Agreement, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

17. Performance Adjustment – Malus and Claw Back. Notwithstanding any other provision of this Award Agreement or the Plan, prior to the Payment Date the Committee may determine, in good faith, whether any of the following circumstances have occurred during the time period between the Grant Date and the Payment Date:
(a) the financial performance of the Company has suffered a significant downturn or deterioration; or
(b) the investment performance of the Company has suffered a significant deterioration; or
(c) there is evidence of your fraud or willful misconduct; or
(d) there is a significant failure of risk management in relation to the Company or its investment portfolios.
If the Committee determines, in its sole discretion, that your actions were a significant contributing factor towards any of the situations set forth in (a) through (d) above, the Committee, in its sole discretion may reduce or eliminate entirely the number of Restricted Shares granted hereunder, and you will forfeit all right, title and interest in and to such Restricted Shares so reduced or eliminated (the “Forfeit Obligation”). You agree that the Company shall have the right to enforce the Forfeit Obligation by all legal means available, including without limitation, by withholding other amounts or property owed to you by the Company.
18.   Compliance with the EU Directive on Undertakings for Collective Investments in Transferable Securities. To the extent the RSUs are subject to the EU Directive on Undertakings for Collective Investments in Transferable Securities (“UCITS”), the RSUs shall be administered and settled in accordance with applicable requirements, including the timing and method of distribution.
19. Value of Benefit. The future value of the Shares subject to the RSUs is unknown and cannot be predicted with certainty. Neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation, where applicable, between your local currency and the United States dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

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20. Addendum to Award Agreement. Notwithstanding any provisions in this Award Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as may be set forth in an addendum to this Award Agreement (“Addendum”). Further, if you transfer residency and/or employment to another country as may be reflected in an Addendum to this Award Agreement, the special terms and conditions for such country will apply to your RSUs to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any applicable Addendum shall constitute part of this Award Agreement.
21. Additional Requirements. The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

22. Insider Trading / Market Abuse Laws. Your country of residence (and country of employment, if different) may have insider trading and/or market abuse laws that may affect your ability to acquire or sell Shares under the Plan during such times you are considered to have “inside information” (as defined under local law). These laws may be the same or different from any Company insider trading policy. You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and you should consult with your personal advisors for additional information.

23. Severability. The invalidity or unenforceability of any provision of the Plan or this Award Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Award Agreement.

24. Electronic Delivery and Signature. The Committee may, in its sole discretion, decide to deliver any documents related to the RSUs by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, to the extent applicable, all references to signatures and delivery of documents in this Award Agreement can be satisfied by procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Award Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

2016 GEIP RSU Agreement - UCITS w time vesting
(January 2020).doc

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INVESCO LTD. 2016 GLOBAL EQUITY INCENTIVE PLAN

ADDENDUM TO

RESTRICTED STOCK UNIT AGREEMENT – UCITS STAFF TIME VESTING
Non-transferable

In addition to the terms of the Invesco Ltd. 2016 Global Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement – Time Vesting (the “Agreement”), the RSUs are subject to the following additional terms and conditions as set forth in this addendum (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. To the extent you relocate your residency and/or employment to another country, the additional terms and conditions as set forth in the addendum for such country (if any) also shall apply to the RSUs to the extent the Company determines, in its sole discretion, that the application of such addendum is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

AUSTRALIA

1.    Breach of Law. Notwithstanding anything to the contrary in the Agreement or the Plan, you will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.

CANADA

1.    Settlement in Shares Only. Notwithstanding any provision of the Agreement, the RSUs shall be settled in Shares only (and shall not be settled in cash).

2.    Securities Law Information. You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the Shares are listed. The Shares currently are listed on the New York Stock Exchange.

3.    Use of English Language.   If you are a resident of Quebec, by accepting the RSUs, you acknowledge and agree that it is your express wish that the Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, either directly or indirectly, be drawn up in English.

L'utilisation de la langue anglaise. Si le participant est un résident du Québec, en acceptant le RSUs, le participant reconnaît et accepte que ce est la volonté expresse du participant que l'Accord, le présent addenda, ainsi que tous les autres documents, avis et procédures judiciaires exécutés, donnés ou engagée conformément à la RSUs, soit directement ou indirectement, être rédigés en anglais.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, THE AGREEMENT AND THIS ADDENDUM.

For residents of Quebec: Please sign and return this addendum to: IVZequityplanadministration@invesco.com by no later than sixty (60) days after the Grant Date set forth in the Agreement.

___________________________________     ______________________________
Participant Signature                Participant Name (Printed)

_____________________
Date

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FRANCE

1.    Nature of the Award. The RSUs are not granted under the French specific regime provided by Articles L225-197-1 and seq. of the French Commercial Code.

2.    Use of English Language.  By accepting the RSUs, you acknowledge and agree that it is your express wish that the Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, either directly or indirectly, be drawn up in English.

L'utilisation de la langue anglaise. En acceptant le RSUs, le participant reconnaît et accepte que ce est la volonté expresse du participant que l'Accord, le présent addenda, ainsi que tous les autres documents, avis et procédures judiciaires exécutés, donnés ou engagée conformément à la RSUs, soit directement ou indirectement, être rédigés en anglais.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, THE AGREEMENT AND THIS ADDENDUM.

Please sign and return this addendum to: IVZequityplanadministration@invesco.com by no later than sixty (60) days after the Grant Date set forth in the Agreement.

___________________________________     ______________________________
Participant Signature                Participant Name (Printed)

_____________________
Date

HONG KONG

1.    Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, Addendum or the Plan, the RSUs shall be settled only in Shares (and may not be settled in cash).

2.    Lapse of Restrictions. If, for any reason, Shares are issued to you within six (6) months of the Grant Date, you may not sell or otherwise dispose of any such Shares prior to the six-month anniversary of the Grant Date.

2.    Nature of the Plan. The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the RSU shall be null and void.

3.    Wages. The RSUs and Shares subject to the RSUs do not form part of your wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

4.    IMPORTANT NOTICE. WARNING: The contents of the Agreement, the Addendum, the Plan, and all other materials pertaining to the RSUs and/or the Plan have not been reviewed by any regulatory authority in Hong Kong. You are hereby advised to exercise caution in relation to the offer thereunder. If you have any doubts about any of the contents of the aforesaid materials, you should obtain independent professional advice.

INDIA

1.    Repatriation Requirements. As a condition of the grant of the RSUs, you agree to repatriate all sales proceeds and dividends attributable to Shares acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company, nor your Employer, nor any of its Affiliates shall be liable for any fines or penalties resulting from your failure to comply with applicable laws.

NETHERLANDS

1.    Waiver of Termination Rights. You waive any and all rights to compensation or damages as a result of any termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or

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entitlements under the Plan, or (b) you ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

SINGAPORE

1.    Securities Law Notification. The RSUs are being granted pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the RSUs are subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares underlying the RSUs in Singapore unless such sale or offer in is made more than six (6) months from the Grant Date or pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

2.    Chief Executive Officer / Director Notification Requirement. If you are the chief executive officer (“CEO”) or a director, associate director or shadow director of a Singapore Affiliate, you must notify the Singapore Affiliate in writing of an interest (e.g., RSUs, Shares, etc.) in the Company or any Affiliate within two (2) business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., sale of Shares), or (iii) becoming the CEO or a director, associate director or shadow director of the Singapore Affiliate.

SOUTH AFRICA

1.	Tax Obligations. The following provision supplements Paragraph 9 of the Agreement:

By accepting the RSUs, you agree to notify your Employer of the amount of any income realized upon vesting of the RSUs. If you fail to advise your Employer of the income realized upon vesting of the RSUs, you may be liable for a fine. You will be responsible for paying any difference between the actual tax liability and the amount withheld by your Employer.

2.    Exchange Control Obligations. You are solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of Shares under the Plan to ensure compliance with current Exchange Control Regulations. Neither the Company, nor your Employer nor any of its Affiliates will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

3.    Securities Law Information and Deemed Acceptance of RSUs. Neither the RSUs nor the underlying Shares shall be publicly offered or listed on any stock exchange in South Africa. The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority.

Pursuant to Section 96 of the Companies Act, the RSU offer must be finalized on or before the 60th day following the Grant Date. If you do not want to accept the RSUs, you are required to decline the RSUs no later than the 60th day following the Grant Date. If you do not reject the RSUs on or before the 60th day following the Grant Date, you will be deemed to accept the RSUs.

SOUTH KOREA

1.    Consent to Collection/Processing/Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the Company’s grant of RSUs and your participation in the Plan. The collection, processing and transfer of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan, and although you have the right to deny or object to the collection, processing and transfer of personal data, you denial and/or objection to the collection, processing and transfer of personal data may affect your participation in the Plan. As such, you voluntarily acknowledge and consent (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and your Employer hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number (resident registration number) or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs, options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Company and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such

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operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for RSUs participation in the Plan.

The Company and your Employer will transfer Data internally as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and your Employer may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The third party recipients of Data may be Affiliates of the Company and / or a third party service provider or any successor or any other third party that the Company or third party service provider (or its successor) may engage to assist with the implementation, administration and management of the Plan from time to time. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. You hereby authorize (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.

The Company, your Employer and any third party recipient of the Data will use, process and store the Data only to the extent they are necessary for the purposes described above.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan, and (e) withdraw your consent to the collection, processing or transfer of Data as provided hereunder (in which case, the RSUs will be null and void). You may seek to exercise these rights by contacting your local Human Resources manager or the Company’s third party administrator.

BY ELECTRONICALLY ACCEPTING THIS AGREEMENT AND ADDENDUM:

1)	I AGREE TO THE COLLECTION, USE, PROCESSING AND TRANSFER OF THE DATA AS DESCRIBED ABOVE.

2)	I AGREE TO THE PROCESSING OF MY UNIQUE IDENTIFYING INFORMATION (RESIDENT REGISTRATION NUMBER) AS DESCRIBED ABOVE.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, THE AGREEMENT AND THIS ADDENDUM.

Please sign and return this addendum to: IVZequityplanadministration@invesco.com by no later than sixty (60) days after the Grant Date set forth in the Agreement.

___________________________________     ______________________________
Participant Signature                Participant Name (Printed)

_____________________
Date

SPAIN

1.    Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. By accepting the RSUs, you consent to participation in the Plan and acknowledge receipt of a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its sole discretion granted the RSUs under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, you understand that the RSUs are granted on the assumption and condition that the RSUs and the Shares acquired upon settlement of the RSUs shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason the RSUs shall be null and void.

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You understand and agree that, as a condition of the RSUs, unless otherwise provided in the Agreement, any unvested RSUs as of the date you cease active employment will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of Termination of Service. You acknowledge that you have read and specifically accept the conditions referred to in the Agreement regarding the impact of a Termination of Service on the RSUs.

2.    Termination for Cause. Notwithstanding anything to the contrary in the Plan or the Agreement, “Cause” shall be defined as set forth in the Plan, regardless of whether the termination is considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, THE AGREEMENT AND THIS ADDENDUM.

Please sign and return this addendum to: IVZequityplanadministration@invesco.com by no later than sixty (60) days after the Grant Date set forth in the Agreement.

___________________________________     ______________________________
Participant Signature                Participant Name (Printed)

_____________________
Date

SWITZERLAND

1.    Securities Law Notification. The grant of the RSUs and the issuance of any Shares is not intended to be a public offering in Switzerland. Neither this document nor any other materials relating to the RSUs constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the RSUs may be publicly distributed nor otherwise made publicly available in Switzerland.

UNITED KINGDOM

1.    Indemnification for Tax-Related Items. Without limitation to Paragraph 9 of the Award Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Employer or by Her Majesty's Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

2.    Exclusion of Claim. You acknowledge and agree that you have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the RSUs, whether or not as a result of your termination (whether such termination is in breach of contract or otherwise), or from the loss or diminution in value of the RSUs. Upon the grant of the RSUs, you shall be deemed irrevocably to have waived any such entitlement.

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